Exhibit 99.1


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                              N E W S R E L E A S E
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                              AMERICA'S SUIT STORE
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NASDAQ Trading Symbol: SKFB   Company Contact:    Investor Contacts: Lynn Morgen and Carolyn
P. O. Box 31800               Robert E. Knowles   Capaccio
Richmond, VA 23294-1800       Chief Financial     Media Contacts: Terry Rooney and Jeff Siegel
                              Officer             MORGEN-WALKE ASSOCIATES  (212) 850-5600
                              (804) 346-2500
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FOR IMMEDIATE RELEASE

                          S & K FAMOUS BRANDS ANNOUNCES
                 STOCK REPURCHASE PROGRAM OF UP TO $2.5 MILLION

Richmond, VA, November 30, 1998 -- S&K Famous Brands, Inc. (NASDAQ:SKFB), today announced that its Board of Directors has approved a discretionary program to repurchase up to $2.5 million worth of shares of the Company's outstanding common stock. Subject to price and market conditions, these purchases will be made from time to time in open market or in privately negotiated transactions using the Company's available cash balances.

Stuart C. Siegel, Chairman and Chief Executive Officer, said, "In view of the market's current valuation of S&K's equity, we have instituted this opportunistic share repurchase program. We believe this is in the best interest of our shareholders and demonstrates our confidence in our future growth prospects."

The Company's common stock is listed on the Nasdaq Stock Market under the symbol SKFB. As of October 31, 1998, the Company had 5,064,000 shares of common stock outstanding. The Company's net book value as of October 31, 1998, was $10.50 per share.

S&K Famous Brands, Inc. is a retailer of value-priced menswear operating 236 stores in 27 states reaching from the Eastern U.S. to Texas and from Maine to Florida. S&K offers a complete line of men's apparel generally priced 20-40% below department store and specialty store regular prices.

Except for historical information contained herein, the statements in this release may be forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the value-priced men's apparel industry in general and in the Company's specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

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